Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Second Quarter Fiscal 2011 Operating Results; Company

Achieves Revenue Growth and Profitability

January 11, 2011	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the second quarter and the first half of Fiscal 2011. Sales for the three months ended November 30, 2010 increased 51.6% to $2,914,447 compared to $1,921,861 for the same period last year. Net income for the second quarter ended November 30, 2010 was $40,892, or $.01 per fully diluted share, compared to net loss of $223,646, or $.08 per fully diluted share, for the same period last year. For the first six months of Fiscal 2011 ended November 30, 2010, sales increased 69.1% to $5,318,914 from $3,145,095 for the six months ended November 30, 2009. The net loss decreased $726,910 to a net loss of $71,733 for the six months ended November 30, 2010 from a net loss of $798,643 for the six months ended November 30, 2009.

Sales in the SBS Balancer segment increased 42.8% to $1,972,050 in the second quarter of Fiscal 2011 compared to $1,380,693 in the second quarter of Fiscal 2010. Sales in the SMS Measurement segment also increased 74.1% to $942,397 for the three months ended November 30, 2010 compared to $541,168 for the same period last year. For the six months ended November 30, 2010, sales in the SBS Balancer segment increased 54.7% to $3,499,467 from $2,262,815 for the same period in the prior year. Sales in the SMS Measurement segment increased 106.2% to $1,819,447 for the six months ended November 30, 2010 from $882,280 for the six months ended November 30, 2009. Sales of the Company’s balancer and laser-based measurement products increased from prior periods due to higher volumes of shipments resulting from improvements in the worldwide manufacturing, industrial and commercial markets for our products.

Gross margins for the second quarter of Fiscal 2011 remained relatively flat at 49.0% as compared to 49.1% for the same period last year. Gross margins for the six months ended November 30, 2010 increased slightly to 47.5% from 47.4% for the six months ended November 30, 2009. This increase is primarily due to changes in the product sales mix shifting towards higher margin products and higher production volumes resulting in improved absorption of labor and overhead. Operating expenses increased 19.8% to $1,389,528 during the three months ended November 30, 2010 as compared to $1,159,777 for the same period in the prior year. Operating expenses increased 13.6% to $2,605,676 for the six months ended November 30, 2010 from $2,293,528 for the six months ended November 30, 2009. This increase is primarily due to higher commissions related to the increase in sales and higher expenses associated with an international trade show that occurs every two years.

“We are pleased with the increase in sales we are seeing across both business segments and the return to profitability. This is also the third consecutive quarter in which we have experienced sales increases in both our SBS Balancer and SMS Measurement segments on a quarter over quarter as well as a sequential basis,” commented Wayne A. Case, CEO of Schmitt Industries.

“As our financial results indicate, we are seeing a gradual recovery in our markets after a long period of decline. During this time period, we have been careful with our expenditures, focusing our resources on new product development and enhancing our sales organization and distribution channel. We believe that we are starting to see the positive results of those investments coupled with the improvement in general market conditions,” commented James A. Fitzhenry, President of Schmitt Industries. “We have worked hard to return the Company to profitability and we will continue to strive to increase profitability in the near term while positioning the Company for long-term growth,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of large liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Wayne Case and Jim Fitzhenry, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	November 30, 2010	May 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,207,848	$3,545,986
Accounts receivable, net of allowance of $21,381 and $23,387 at November 30, 2010 and May 31, 2010, respectively	1,559,384	1,144,420
Inventories	3,770,308	3,645,303
Prepaid expenses	193,502	192,167
Income taxes receivable	22,920	21,570

	8,753,962	8,549,446

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,571,868	1,564,880
Furniture, fixtures and equipment	1,084,689	1,059,496
Vehicles	90,452	90,452

	3,046,009	3,013,828
Less accumulated depreciation and amortization	(1,814,033)	(1,720,880)

	1,231,976	1,292,948

Other assets
Intangible assets	1,425,457	1,509,711

TOTAL ASSETS	$11,411,395	$11,352,105

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$735,927	$665,044
Accrued commissions	254,907	170,614
Accrued payroll liabilities	154,439	231,390
Other accrued liabilities	182,274	160,717

Total current liabilities	1,327,547	1,227,765

Long-term liabilities	—	3,591
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,894,802 shares issued and outstanding at both November 30, 2010 and May 31, 2010	9,758,569	9,739,391
Accumulated other comprehensive loss	(248,350)	(264,004)
Retained earnings	573,629	645,362

Total stockholders’ equity	10,083,848	10,120,749

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,411,395	$11,352,105

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2010 AND 2009

(UNAUDITED)

	Three Months Ended November 30,		Six Months Ended November 30,
	2010	2009	2010	2009
Net sales	$2,914,447	$1,921,861	$5,318,914	$3,145,095
Cost of sales	1,485,596	978,914	2,790,317	1,653,059

Gross profit	1,428,851	942,947	2,528,597	1,492,036

Operating expenses:
General, administration and sales	1,276,286	1,032,282	2,383,736	1,992,989
Research and development	113,242	127,495	221,940	300,539

Total operating expenses	1,389,528	1,159,777	2,605,676	2,293,528

Operating income (loss)	39,323	(216,830)	(77,079)	(801,492)
Other income (expense)	5,156	5,468	(166)	15,133

Income (loss) before income taxes	44,479	(211,362)	(77,245)	(786,359)
Provision (benefit) for income taxes	3,587	12,284	(5,512)	12,284

Net income (loss)	$40,892	$(223,646)	$(71,733)	$(798,643)

Earnings (loss) per common share:

Basic	$0.01	$(0.08)	$(0.02)	$(0.28)

Weighted average number of common shares, basic	2,894,802	2,886,949	2,894,802	2,878,509

Diluted	$0.01	$(0.08)	$(0.02)	$(0.28)

Weighted average number of common shares, diluted	2,948,102	2,886,949	2,894,802	2,878,509